SOFTWARE LICENCE AND SERVICES AGREEMENT

This Agreement is made by and between:

(1)	Game Media Works Ltd, a company incorporated in Belize with company number 1638026 and with registered office address at 60 Market Square Belize, (hereinafter referred to as “GMW”).

(2)
TRUPAL MEDIA, INC , a company registered under the laws of Florida, with EIN number 46-5200354, having its registered office address at Suite 220, 1205 Lincoln road, Miami Beach, FL 33139, (hereinafter referred to as the “Licensee”).

INTRODUCTION

This Agreement (“this Agreement”) sets out the terms and conditions governing the non-exclusive license by GMW of gaming software and games to the Licensee for use in operating an interactive gaming business.

ARTICLE 1

DEFINITIONS

This Agreement is to be interpreted in accordance with the following definitions:

“Games”	means games which have a theme and are specified as “Games” in Appendix B hereto, or such replacement or other games as designated by GMW from time to time.
“Confidential Information”
shall mean:
(i) all information (of whatever nature and however recorded or preserved, but especially and without limitation Game design characteristics, Application Program Interface (API) specification, pricing and marketing information and software whether source or object code) which: (a) is marked as or has been otherwise indicated to be confidential; or (b) is valuable to a party because it is confidential; or (c) would be regarded as confidential by a reasonable business person;

(ii) the terms of this Agreement and the negotiations relating to it;

(iii) information relating to Intellectual Property, and Intellectual Property Rights, owned or used or exploited by a party and training courses and materials and know-how relating thereto; except to the extent that such information: (a) is already in the public domain at the time of disclosure or enters the public domain otherwise than by a breach of any obligation of confidentiality; or (b) was lawfully in the receiving party’s possession prior to disclosure by the other party; or (c) has been subsequently received by a party from a third party without obligations of confidentiality; or (d) is required to be disclosed by a Party under any applicable law or at the request of any competent regulatory or government authority.

“Daily Gross Income”	refers to Gross Income over a 24-hour period commencing at midnight GMT.
“End User and End Users”	means (as the case may be) one or more of the Licensee’s players of the Games.
“End User Software”
means such flash software as is downloaded by an End User when playing the Games, whether stored on the End User’s computer terminal or device or not means the Casino Games, Jackpot Games and Branded Games.

“Games”	means the Casino Games, Jackpot Games and Branded Games.
“Gross Income”	for all Games shall be an amount equal to the total nominal or face value of monies earned through the sale of coins which are used to play the games.
“Intellectual Property”
includes generally inventions, designs, processes, formulae, notations, improvements, all financial information of GMW, know-how, goodwill, reputation, molds, get-up, logos, devices, marks, charts, plans, models, mask designs, and graphic displays, photographs, digital and other artworks, sequences of digital or photographic images both coded and visual, sounds however stored or played, and all other copyright works, and in relation to the System particularly and without limitation, the source code and architecture of the software, look and feel of the software, and trade secrets including details of performance or design of the or any part of the System.

“Intellectual Property Rights”
includes patents, design rights, trademarks, trade names, domain names, copyrights, mask works, rights in unlawful competition and passing off, and all other rights, statutory or otherwise, covering the Intellectual Property and all features thereof and all ancillary matter and covering , in each case in any part of the world and whether or not registered or registrable and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof, and all applications for registration thereof and all rights and interests thereto.

“Monthly Gross Income”	means the sum of the Daily Gross Incomes for each day in a calendar month.
“Ongoing Usage Fees”	means GMW’s ongoing fee which is payable by the Licensee and which is calculated in accordance with Appendix A to this Agreement.
“System”
means the proprietary flash software suite (which includes all current releases and Upgrades, but excludes all third party software) made available to the Licensee  by or on behalf of GMW, including without limitation, the End User Software, the Games and all ancillary and supporting matter including all other administration and financial processing and monitoring systems and any back-office software and tools, and any instructions, training notes and information, maintenance and operating information, oral or otherwise.

“Trade Marks”	means GMW’s or its licensor’s trademarks whether registered or at common law, including but not limited to Game names, logos, slogans and images.
“Upgrade”	new version of the System; and (ii) any new release of the System.

ARTICLE 2

LICENCE AND PRICE

2.1
GMW hereby grants to the Licensee a non-exclusive non-transferable and personal license to use the System and to make the Games available to End Users to play via the internet on the terms of and subject to this Agreement. The license is granted to the Licensee with its beneficial ownership as disclosed to GMW at the time of signing, and is conditional thereupon.

2.2
The Games to be included in the System at the time of signature of this Agreement are specified in Appendix B. GMW will, during the term of this Agreement, maintain a register of the Games which may be made available by the License for play by End Users (the “Games Register”). GMW may, in its sole discretion and from time to time, add Games to or remove Games from the Games Register. GMW will notify the Licensee of changes to the Games Register. Subject to the provisions of clause 3.10 below, only those Games which are on the Games Register from time to time, may be made available by the Licensee to End Users.

2.3
The fee for the license of the System is the Ongoing Usage Fee, which is payable in the manner set out in clause 4. GMW shall provide the Services to the Licensee as set out herein, in consideration for the payment of Contributions by the Licensee.

ARTICLE 3

INSTALLATION, LICENSEE RIGHTS AND RESTRICTIONS

3.1	As soon as practicable after signature of this Agreement, GMW shall make the System available for licensed use by the Licensee as set out herein.

3.2
The Licensee shall not permit any third party to use or access the System (other than End Users for the sole purpose of playing the Games in accordance with the terms of this Agreement) without GMW’s prior written consent.

3.3
As a condition precedent to the use of the System by the Licensee, the Licensee shall provide GMW with proof in a form acceptable to GMW acting reasonably that it holds a relevant and appropriate gaming license covering all the activities contemplated by this Agreement to be performed by the Licensee (the “Gaming License”). With effect from the date on which the System takes its first real money wager from an End User and at all time during the remainder of the term of this Agreement, the Licensee is required to hold a valid and current Gaming License.

3.4
This Agreement shall not be deemed to extend to any software or materials of GMW other than the System, save as is expressly provided for in this Agreement, or unless specifically agreed in writing by GMW.

3.5	The Licensee hereby acknowledges that it is licensed to use the System only in accordance with the express terms of this Agreement and not further or otherwise.

3.6	The Licensee agrees it shall not at any time be permitted to have any access to the server systems that host the Games and the associated software and databases, wherever they may be.

3.7	The Licensee agrees that under no circumstances shall the Licensee move, remove, deface or alter the Trade Marks in any way whatsoever without GMW’s prior written consent.

3.8	The Licensee undertakes to use the System only in jurisdictions where the system and the games are allowed by law.

3.9
GMW reserves the right to remove any Game from the licensed System. Where reasonably practicable, GNW will endeavor to notify the Licensee in writing prior to the effective date of the removal of the Game. Without limiting the generality of the foregoing, the Licensee acknowledges that from time to time, GMW is licensed by third parties to use such third parties’ brands, logos and other Intellectual Property in relation to, inter alia, Games (“Third Party IP”) and that GMW may from time to time be obliged to remove a Game from the System where GMW’s license to use such Third Party IP expires, is revoked or is terminated.

3.10	The Licensee undertakes that it will not, without GMW’s prior written consent, make more than fifty (50) of the Games available for play by End Users at a time.

ARTICLE 4

PAYMENTS

4.1
All Ongoing Usage Fees shall be paid in arrears by the Licensee to GMW or its nominee’s bank account on a monthly basis in Dollars by electronic transfer to arrive for value no later than 14 days after the last day of each calendar month of the Term and time for payment shall be of the essence. The Licensee agrees to pay sums due to GMW under this Agreement punctually and without previous demand.

4.2	All deposits paid by the Licensee to GMW must be paid in Dollars by bank transfer in accordance with the routing details provided to the Licensee from time to time.

4.3
Payment of the Ongoing Usage Fees shall be paid free of any charges, levies, imposts, sales tax, value added tax, withholding tax, or any other form of tax whatsoever. No amount may be withheld or deducted, and no set-offs may be made, for any reason whatsoever without the prior written permission of GMW. No amount shall be considered paid to GMW until received for value in the designated account.

4.4
The Licensee hereby indemnifies GMW and holds it harmless against all losses, costs, damages and claims arising from the payment by GMW of a Jackpot Win to the incorrect or a non-existent person or account, as a result of incorrect or misleading information supplied by the Licensee.

4.5	Only in the 1st year of operation accumulated royalties can be paid with a Promissory Note which will coming to effect before the end of April 2016.

ARTICLE 5.

WARRANTIES AND UNDERTAKINGS

5.1	The Licensee hereby warrants and confirms that neither it, nor any of its employees and associated parties will attempt to or permit any other party to attempt to:

5.1.1	view any of the coding of the System or any software provided to the Licensee by GMW;

5.1.2	reverse engineer any of the coding of the System or any software provided to the Licensee by GMW;

5.1.3	decompile any of the coding of the System or any software provided to the Licensee by GMW;

5.1.4	monitor or in any way replicate (in form or function) any of the System or any software provided to the Licensee by GMW;

5.1.5	make use of any data generated by the System save in the ordinary course of its gaming business; or

5.1.6	alter or modify any part of the System.

5.2	For the avoidance of doubt, in this Agreement a prohibition against an act or omission in relation to the System applies equally to any part or component of the System.

5.3
The System is software based and the Licensee acknowledges that it will not run error free or without interruption. GMW takes every precaution against software errors and bugs, but it does not warrant that the System will meet any special requirements of condition, quality, performance, merchantability or fitness for purpose of the Licensee, or that the System or any software provided to the Licensee by GMW, will generate particular revenues or profits in use by the Licensee.

5.4
The Licensee must have obtained all information from GMW that it wishes to rely on, in writing. The Licensee cannot rely upon oral representations made or purportedly made by GMW, or upon descriptions, illustrations or specifications contained in any catalogues and publicity material produced by GMW, which are only intended to convey a general idea of the products and services mentioned in them.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1
All Intellectual Property Rights in the System, in any Upgrade and in all additions, corrections, and improvements thereto, and in any other proprietary software provided by GMW to the Licensee will at all times remain the property of GMW or its licensors. The intellectual property rights in all work done by GMW or its contractors for the Licensee remain with GMW and are licensed to the Licensee hereunder together with the System.

6.2
The Licensee also covenants with GMW that at any time after termination of this Agreement, the Licensee shall not disclose to any other person, firm or company, particulars of any Intellectual Property Rights of the System or infringe any of the Intellectual Property Rights of GMW or its licensors.

ARTICLE 7

ASSIGNMENT AND CHANGE OF OWNERSHIP

7.1
The Licensee shall not assign, sub-license or otherwise transfer this Agreement whether in whole or in part, without GMW’s prior written consent, which consent shall not be unreasonably withheld or delayed.

7.2
The Licensee agrees that it shall provide GMW with at least thirty (30) days advance notice in writing of any pending change to the Licensee’s beneficial ownership (the “Ownership Notice”). Together with the Ownership Notice, the Licensee will provide GMW with a certified copy of the passport and a certified copy of a utility bill in respect of each new beneficial owner (the “Supporting Documents”). GMW may at any time within sixty days (60) from receipt by GMW of the Ownership Notice and Supporting Documents, immediately terminate the Agreement by written notice to the Licensee.

ARTICLE 8

CONFIDENTIALITY AND CONFIDENTIAL INFORMATION

8.1	Each party undertakes to and agrees with the other party as follows:

8.1.1
to hold any Confidential Information disclosed by, belonging to or about the other party in confidence and not to disclose it or permit it to be made available to any person, firm or company (except as authorized and permitted pursuant to the terms of this Agreement), without the other party’s prior written consent;

8.1.2	only to use the Confidential Information disclosed by, belonging to or about the other Party for the expressly permitted purposes provided in this Agreement; and

8.1.3
upon written demand from the other party to either return to the other party the Confidential Information disclosed by, belonging to or about the other party (and any copies) or to confirm to the other party in writing that it has been destroyed.

8.2	This clause constitutes an ongoing, continuing condition of this Agreement and shall endure beyond the termination of this Agreement (howsoever caused).

8.3	Each party will procure that all persons associated with it, whether as directors, employees or advisers, comply with the provisions of this clause 8.

ARTICLE 9

TERMINATION

9.1	This Agreement may be terminated by one party (the “Aggrieved Party”) forthwith by written notice to the other party where any one, or more, of the following events occur:

9.1.1
the other party breaches any obligation or undertaking under this Agreement and, where capable of remedy, such breach is not remedied to the reasonable satisfaction of the Aggrieved Party within ten (10) days of the Aggrieved Party giving notice to the other party to remedy such failure;

9.1.2
if any bankruptcy or insolvency proceedings are commenced against the other party, (including, if applicable, against any of its directors or senior management for the purposes of this sub-clause) or any steps are taken with a view to proposing (under any enactment or otherwise) any kind of composition, scheme of arrangement, compromise or arrangement involving the other party or the other party’s creditors or any class of them.

9.2	GMW may terminate this Agreement forthwith on giving written notice to the Licensee if any of the following events occur:

9.2.1	The Licensee breaches any provision of clauses 3.2, 3.3, 3.7, 3.8, 3.10, 4.1, 7 and 8;

9.2.2
the Licensee uses, or attempts to use, the System in any manner or form that is illegal, or that is reasonably likely, in the sole opinion of GMW acting reasonably to bring the System, GM or GM’s licensors, into disrepute, or have a material adverse effect on the goodwill of GMW (including any Trade Mark) or the System;

9.2.3	no real money wager is made on any of the Games by an End User during any continuous seven (7) day period.

9.3	Both parties may terminate this Agreement without cause, in writing, if both agree to end it.

ARTICLE 10

EFFECT OF TERMINATION

10.1	Upon termination of this Agreement for whatever reason:

10.1.1
the Licensee shall promptly return to GMW all of the System and all Intellectual Property Rights licensed, supplied or delivered by GMW to the Licensee pursuant to this Agreement and all copies of the whole or any part thereof, and the parties shall promptly return to or if requested by the other destroy, any Confidential Information belonging to the other and, if requested by GMW, the Licensee shall, in the case of any software supplied to it under this Agreement, destroy it by erasing it irrecoverably from the magnetic media on which it is stored and certify in writing to GMW that it has been destroyed;

10.1.2
GMW  shall be entitled to cease providing any services to the Licensee, and to cease operating any hardware and software that is being operated for the Licensee by or on behalf of GMW under this Agreement, and delete all or any part of its System from any place of installation thereof;

10.1.3	the Licensee shall cease to use GMW’s or its licensor’s trade secrets and technical know-how;

10.1.4
any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into force or continue in force on or after such termination.

ARTICLE 11

COMMENCEMENT AND DURATION

11.1	This Agreement shall commence 1st day of April 2014 and shall continue for 8 years, unless terminated in accordance with the provisions of clause 9.

11.2	This agreement may be renewed by mutual consensus, extending a written notice 30 days before the end of the term of this agreement.

ARTICLE 12

LIABILITY

12.1	Nothing in this Agreement shall exclude or restrict liability for fraud, or death or personal injury resulting from the negligence of party or their servants, agents or employees.

12.2	Neither party shall be liable to the other for any indirect, consequential or special damages or loss of profits or any other pure economic loss arising out of or in connection with this Agreement.

12.3
Save for any Ongoing Usage Fees or Contributions owing, which shall remain due and owing until paid, each party’s liability to the other whether in contract tort or otherwise (including negligence) shall be limited to a cumulative sum of Dollars 200,000 (Two hundred thousand Dollars) for all causes arising out of this Agreement.

ARTICLE 13

SUPPORT

13.1
GMW will use its reasonable commercial endeavors to provide the Licensee with a reasonable technical back-up and support for the System, provided that the Licensee is using the latest Upgrades and is adequately staffed with reasonably competent personnel.

ARTICLE 14

NOTICES

14.1	Any notice required or permitted to be given pursuant to this Agreement shall be sent or delivered to the other party as follows:

14.1.1	To the Licensee at:
Trupal Media Inc.
Suite 220
1205 Lincoln Road,
Miami Beach, FL 33139
Fax:

14.1.2	To GMW at:
60 Market Square
Belize
Fax:

14.2
All notices which are permitted or required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out above in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this clause. Any such notice may be delivered personally, or by courier or registered post, or by first class pre-paid letter, or by facsimile transmission and shall be deemed to have been served when delivered if delivered by hand, if by first class post seven days after posting, and if by facsimile transmission supported by printed confirmation report when dispatched, and if by courier or registered post when signed for.

ARTICLE 15

MISCELLANEOUS

15.1	Sub-Contracting. GMW shall be entitled to use sub-contractors to provide the Services or any part thereof.

15.2
Data Protection. The Licensee hereby undertakes to comply with any applicable Data Protection and privacy requirements and any analogous legislation in any jurisdiction insofar as the same relates to the provisions and obligations of this Agreement.

15.3
Entire Agreement. This Agreement supersedes all prior agreements, arrangements and undertakings between the parties and constitutes the entire agreement between the parties relating to the subject matter hereof. No statements or representations made by either party have been relied upon by the other in agreeing to enter into this Agreement. No addition to or modification of or waiver of, any provision of this Agreement, and no consensual cancellation of this Agreement, shall be binding upon the parties unless made by a written instrument signed by a duly authorized representative of each of the parties.

15.4
Partial Invalidity. In the event that any one or more of the phrases, sentences, clauses or sub-clauses contained in this Agreement shall be declared invalid or unenforceable by an arbitrator or by order, decree or judgment of any court having jurisdiction, or shall be or become invalid or unenforceable by virtue of any duly promulgated law, rule or regulation, the remainder of this Agreement shall be construed as if such phrases, sentences, clauses or sub-clauses had not been inserted.

15.5
Waiver. Any forbearance delay or indulgence by either of the parties in enforcing any of the terms and conditions of this Agreement shall not prejudice or restrict the rights and remedies of the other hereunder, nor shall any waiver of any subsequent breach operate as a waiver of any breach and no right power or remedy available to that party is exclusive of any other right, power or remedy available to that party and each such right power or remedy shall be cumulative.

15.6	Counterparts. This Agreement may be executed in any number of identical counterparts with the same effect as if all parties hereto had all signed the same document.

15.7	Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, USA.

PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have executed this Agreement through their respective duly authorized officers as of April 1, 2014.

Game Media Works, Ltd.	Trupal Media, Inc.
By:/s/ Panayis Palexis	By:/s/ Panayis Palexis
Panayis Palexis	Panayis Palexis
Managing Member	CEO

APPENDIX A

ONGOING USAGE FEES

1.	The Ongoing Usage Fee payable by the Licensee to GMW for Branded Games is equal to 10% Of Monthly Gross Income generated by the Branded Games.

2.	The Ongoing Usage Fee payable by the Licensee to GMW for all Games is:

10% (ten per cent) of Monthly Gross Income.

APPENDIX B

GAMES

Game Ñame Type
Casino Games
Slots
Slots
Slots
Slots
Slots
Slots